Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Sales of $48.7 Million Reach High End of Forecast Range;

Net Income Reported at $2.7 Million, or $0.20 Per Diluted Share

BOULDER, Colo. – July 31, 2012 – Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), a diversified provider of industrial products and services, and the world’s leading manufacturer of explosion-welded clad metal plates, today reported financial results for its second quarter ended June 30, 2012.

Second quarter sales were $48.7 million, down 10% from $54.2 million in last year’s second quarter, and a sequential decline of 3% versus first quarter sales of $50.2 million.  Sales were at the high end of management’s prior forecast, which called for a decline of 10% to 14% versus the year-ago second quarter.  The decline was due largely to the timing of shipments out of backlog at the Company’s Explosive Metalworking segment. Second quarter gross margin came in at the forecast rate of 29%, flat versus last year’s second quarter and this year’s first quarter.

Operating income was $3.7 million, down 38% from $5.9 million in last year’s second quarter and a 12% decline from $4.1 million in the first quarter.  Net income was $2.7 million, or $0.20 per diluted share, down 31% from net income of $3.9 million, or $0.29 per diluted share, in the year-ago second quarter and up 9% from net income of $2.4 million, or $0.18 per diluted share, in the first quarter.

Adjusted EBITDA was $7.5 million, a 22% decline from $9.5 million in last year’s second quarter, and down 7% from $8.1 million in the first quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

Explosive Metalworking

DMC’s Explosive Metalworking segment reported sales of $27.4 million, down 23% from sales of $35.8 million in the second quarter last year.  Operating income decreased 36% to $3.6 million from $5.6 million in the 2011 second quarter.  Adjusted EBITDA was $5.0 million, down 30% from $7.1 million in the comparable year-ago quarter.  The segment closed the quarter with an order backlog of $57 million, flat versus the backlog at the end of the first quarter.

Oilfield Products

Sales at DMC’s Oilfield Products segment increased 20% to $18.9 million from $15.7 million in the prior year’s second quarter. Operating income increased 47% to $1.7 million from $1.2 in last year’s second quarter, while adjusted EBITDA was up 32% to $3.0 million from $2.3 million in the 2011 second quarter.

AMK Welding

DMC’s AMK Welding segment reported second quarter sales of $2.4 million, down 11% from $2.7 million in the prior year’s second quarter.  The decline relates to the previously reported wind down of work on a customer’s ground power program.  The segment reported operating income of $165,000 compared with operating income of $702,000 in the same quarter of 2011.  Adjusted EBITDA was $290,000 versus $821,000 in the prior year’s second quarter.

Six-Month Results

Sales for the six-month period were $98.9 million versus sales of $99.7 million during the same period a year ago. Gross margin improved to 29% from 26% in the prior year’s six-month period. Operating income improved 5% to $7.8 million from $7.4 million, while net income advanced 10% to $5.1 million, or $0.38 per diluted share, from net income of $4.6 million, or $0.35 per diluted share, in the same period a year ago. Adjusted EBITDA increased 6% to $15.5 million versus $14.6 million in the 2011 six-month period.  Cash flow from operations increased to $8.1 million from $755,000 during the first six months of 2011.

The Explosive Metalworking segment reported six-month sales of $54.9 million, down 11% from sales of $61.8 million in the comparable prior-year period.  Operating income improved 7% to $7.7 million from $7.2 million in the same year-ago period, while adjusted EBITDA during the same periods increased 4% to $10.5 million from $10.1 million.

Six-month sales at DMC’s Oilfield Products segment increased 22% to $39.9 million from $32.8 million in the 2011 six-month period.  The segment reported six-month operating income of $3.7 million, up 80% from $2.1 million in the comparable prior-year period.  Adjusted EBITDA improved 47% to $6.5 million from $4.4 million in the year-ago period.

AMK Welding recorded sales at the mid-year mark of $4.1 million, down 20% from $5.1 million through the first six months of 2011. Operating income was $77,000 versus $1.2 million in the prior year’s six-month period, while adjusted EBITDA was $326,000 compared with $1.4 million.

Management Commentary

“Our second quarter was marked by solid production and shipment execution at our Explosive Metalworking segment, and continued strong demand from the worldwide oil and gas industry for our suite of oilfield products,” said Yvon Cariou, president and CEO.

“Our Explosive Metalworking sales team continued to quote on a broad array of order opportunities, most notably in the upstream oil and gas, chemical and petrochemical markets.  After a 28% sequential increase in our order backlog during the first quarter, booking volume did moderate during the second period, as it appears macro-economic uncertainties have slowed the advancement of various projects in certain end markets.  Several of these projects are tied to major capital expenditure initiatives in the Middle East and Asia, and we believe many, if not most, will ultimately move forward.”

Cariou said that the Oilfield Products segment continues to capitalize on very active exploration and production programs in most of its global markets.  “While we could see a near-term pullback in North American demand during the second half of the year as the energy industry shifts its drilling focus to oil from natural gas, our prospects for long-term growth remain encouraging.  Development work on our new shaped-charge facilities in Siberia and Texas is moving forward according to plan, and we continue to explore opportunities to further expand our geographic footprint.”

Cariou said DMC’s AMK Welding segment is also making progress on its growth initiatives, and management is optimistic these efforts will result in a return to sales growth by the end of the fiscal year.

“While current global economic conditions have not come without challenges, each of our business segments is addressing a range of compelling new business opportunities, and we are making significant progress on our wide ranging expansion initiatives.  We are as bullish as ever about DMC’s long-range prospects for growth.”

Guidance

Rick Santa, senior vice president and chief financial officer, said that the second quarter pullback in Explosive Metalworking bookings and the potential for slower growth at DMC’s Oilfield Products segment during the second half of the year has led to a revision in management’s full-year sales expectations, which now anticipate results comparable to 2011 sales of $209 million.  Prior forecasts called for a sales increase of 7% to 10% versus 2011.  Santa said the full-year gross margin forecast range remains unchanged at 29% to 30%, and the Company’s anticipated blended effective tax rate is expected to be 30% to 32%, versus the previously forecast range of 28% to 32%.

Consolidated sales during the third fiscal quarter should improve sequentially from the second quarter, but are expected to be down 6% to 10% from sales of $54.9 million in the third quarter last year.  Gross margin is expected to improve to approximately 29% from 27% in the third quarter last year.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days and a telephonic replay will be available through August 7, 2012, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Account Number 286 and the passcode 397349.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making,

believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of industrial customers through two core business segments – Explosive Metalworking and Oilfield Products – as well as a specialized industrial service provider, AMK Welding. The Explosive Metalworking segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. Oilfield Products is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at

http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for third quarter and full-year 2012 sales, margins and tax rates, as well as expectations about customer demand, business conditions and growth opportunities, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments;

fluctuations in customer demand; our ability to successfully source and execute upon greenfield growth as well as acquisition opportunities; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2011.

DYNAMIC MATERIALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Dollars in Thousands, Except Share and Per Share Data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
NET SALES	$48,687	$54,165	$98,899	$99,740

COST OF PRODUCTS SOLD	34,748	38,692	70,583	73,964

Gross profit	13,939	15,473	28,316	25,776

COSTS AND EXPENSES:
General and administrative expenses	4,641	4,194	9,146	7,869
Selling and distribution expenses	4,128	3,911	8,319	7,638
Amortization of purchased intangible assets	1,520	1,471	3,064	2,876

Total costs and expenses	10,289	9,576	20,529	18,383

INCOME FROM OPERATIONS	3,650	5,897	7,787	7,393

OTHER INCOME (EXPENSE):
Other income (expense), net	409	(136)	209	(339)
Interest expense	(196)	(486)	(407)	(896)
Interest income	3	—	8	3

INCOME BEFORE INCOME TAXES	3,866	5,275	7,597	6,161

INCOME TAX PROVISION	1,167	1,418	2,509	1,565

NET INCOME	2,699	3,857	5,088	4,596

Less: Net income (loss) attributable to noncontrolling interest	46	(11)	9	(23)

NET INCOME ATTRIBUTABLE TO DYNAMIC MATERIALS CORPORATION	$2,653	$3,868	$5,079	$4,619

INCOME PER SHARE:
Basic	$0.20	$0.29	$0.38	$0.35
Diluted	$0.20	$0.29	$0.38	$0.35

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	13,205,620	13,060,456	13,203,310	13,059,782
Diluted	13,209,732	13,070,536	13,207,562	13,069,834

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.08	$0.08

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS

Cash and cash equivalents	$5,215	$5,276
Accounts receivable, net	35,273	36,368
Inventories	48,850	43,218
Other current assets	5,999	6,327

Total current assets	95,337	91,189

Property, plant and equipment, net	45,910	41,402
Goodwill, net	36,056	37,507
Purchased intangible assets, net	43,369	42,054
Other long-term assets	1,365	1,274

Total assets	$222,037	$213,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$14,590	$14,753
Customer advances	2,036	1,918
Dividend payable	540	535
Accrued income taxes	604	780
Other current liabilities	8,733	10,158
Lines of credit	579	13
Current portion of long-term debt	62	1,153

Total current liabilities	27,144	29,310

Lines of credit	35,515	26,462
Long-term debt	86	118
Deferred tax liabilities	9,285	10,185
Other long-term liabilities	1,188	1,308
Stockholders’ equity	148,819	146,043

Total liabilities and stockholders’ equity	$222,037	$213,426

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Dollars in Thousands)

(unaudited)

	2012	2011
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,088	$4,596
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	2,729	2,628
Amortization of purchased intangible assets	3,064	2,876
Amortization of deferred debt issuance costs	66	157
Stock-based compensation	1,935	1,663
Deferred income tax benefit	(459)	(1,367)
Loss on disposal of property, plant and equipment	(2)	101
Change in working capital, net	(4,346)	(9,899)

Net cash provided by operating activities	8,075	755

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(5,595)	(2,286)
Acquisition of TRX Industries	(10,294)	—
Change in other non-current assets	126	36

Net cash used in investing activities	(15,763)	(2,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on lines of credit, net	9,924	5,818
Payments on long-term debt	(1,138)	(421)
Payments on capital lease obligations	(40)	(156)
Payment of dividends	(1,074)	(1,062)
Contribution from non-controlling stockholder	—	42
Net proceeds from issuance of common stock	98	99
Tax impact of stock-based compensation	(11)	(109)

Net cash provided by financing activities	7,759	4,211

EFFECTS OF EXCHANGE RATES ON CASH	(132)	325

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(61)	3,041

CASH AND CASH EQUIVALENTS, beginning of the period	5,276	4,572

CASH AND CASH EQUIVALENTS, end of the period	$5,215	$7,613

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Explosive Metalworking	$27,374	$35,751	$54,908	$61,826
Oilfield Products	18,924	15,717	39,898	32,773
AMK Welding	2,389	2,697	4,093	5,141

Net sales	$48,687	$54,165	$98,899	$99,740

Explosive Metalworking	$3,589	$5,605	$7,688	$7,159
Oilfield Products	1,701	1,159	3,747	2,083
AMK Welding	165	702	77	1,170
Unallocated expenses	(1,805)	(1,569)	(3,725)	(3,019)

Income (loss) from operations	$3,650	$5,897	$7,787	$7,393

	For the three months ended June 30, 2012
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$3,589	$1,701	$165	$(1,805)	$3,650
Adjustments:
Net income attributable to non-controlling interest	—	(46)	—	—	(46)
Stock-based compensation	—	—	—	966	966
Depreciation	865	372	125		1,362
Amortization of purchased intangibles	513	1,007	—	—	1,520

Adjusted EBITDA	$4,967	$3,034	$290	$(839)	$7,452

	For the three months ended June 30, 2011
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$5,605	$1,159	$702	$(1,569)	$5,897
Adjustments:
Net loss attributable to non-controlling interest	—	11	—	—	11
Stock-based compensation	—	—	—	871	871
Depreciation	921	232	119	—	1,272
Amortization of purchased intangibles	574	897	—	—	1,471

Adjusted EBITDA	$7,100	$2,299	$821	$(698)	$9,522

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

(unaudited)

	For the six months ended June 30, 2012
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$7,688	$3,747	$77	$(3,725)	$7,787
Adjustments:
Net income attributable to non-controlling interest	—	(9)	—	—	(9)
Stock-based compensation	—	—	—	1,935	1,935
Depreciation	1,744	736	249	—	2,729
Amortization of purchased intangibles	1,036	2,028	—	—	3,064

Adjusted EBITDA	$10,468	$6,502	$326	$(1,790)	$15,506

	For the six months ended June 30, 2011
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$7,159	$2,083	$1,170	$(3,019)	$7,393
Adjustments:
Net loss attributable to non-controlling interest	—	23	—	—	23
Stock-based compensation	—	—	—	1,663	1,663
Depreciation	1,834	553	241	—	2,628
Amortization of purchased intangibles	1,120	1,756	—	—	2,876

Adjusted EBITDA	$10,113	$4,415	$1,411	$(1,356)	$14,583

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income attributable to DMC	$2,653	$3,868	$5,079	$4,619
Interest expense	196	486	407	896
Interest income	(3)	—	(8)	(3)
Provision for income taxes	1,167	1,418	2,509	1,565
Depreciation	1,362	1,272	2,729	2,628
Amortization of purchased intangible assets	1,520	1,471	3,064	2,876

EBITDA	6,895	8,515	13,780	12,581
Stock-based compensation	966	871	1,935	1,663
Other (income) expense, net	(409)	136	(209)	339

Adjusted EBITDA	$7,452	$9,522	$15,506	$14,583